EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of September ___, 2007 (the “Commencement Date”), by and between TheStreet.com, Inc., a Delaware corporation (the “Company” or “TheStreet.com”), and Thomas J. Clarke, Jr. (“Clarke”).

WHEREAS, the Company and Clarke previously entered into an employment agreement dated as of January 1, 2006 (the “Prior Employment Agreement”), and the Company and Clarke now desire to revise the terms set forth in the Prior Employment Agreement by entering into this Employment Agreement, on the terms and conditions set forth herein; and

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Duties; Term.

(a) The Company agrees to employ Clarke, and Clarke agrees to be so employed, in the position of Chairman and Chief Executive Officer of the Company, reporting to the Board of Directors (the “Board”) of the Company. Clarke agrees to perform such duties, functions and responsibilities as are generally incident to such positions, for a period commencing on the Commencement Date and ending on September 30, 2009, unless sooner terminated in accordance with Section 4 hereof (the “Initial Term”). The Initial Term automatically shall be extended for one (1) additional year at the end of the Initial Term and then again after each successive year thereafter (the “Term”). However, either party may terminate this Employment Agreement at the end of the Initial Term, or at the end of any successive one (1) year term thereafter, by giving the other party written notice of intent not to renew delivered at least 90 (ninety) days prior to the end of such Initial Term or successive one (1) year term. Clarke agrees to faithfully perform the lawful duties assigned to him pursuant to this Employment Agreement to the best of his abilities and to devote all of his business time and attention to the Company’s business. Clarke shall be subject to all laws, rules, regulations and policies as are from time to time applicable to employees of the Company and, in the case of rules or policies adopted by the Company, communicated to him in writing, including TheStreet.com’s Policy on Investments. Clarke will make recommendations to the Compensation Committee of the Board (the “Committee”) with regard to compensation levels (including equity awards) for senior executive officers and the Committee shall consider such recommendations.

(b) Notwithstanding the foregoing, Clarke may (i) serve on civic or charitable boards or not-for-profit industry related organizations, (ii) engage in charitable, civic, educational, professional, community and/or industry activities without remuneration therefor and (iii) manage personal and family investments, so long as such activities do not interfere with performance of Clarke’s duties under the Employment Agreement. Clarke also may serve on the board of directors or advisory committee of other for-profit enterprises subject to the consent of the Board, which shall not unreasonably be withheld; provided, however, that Clarke shall not serve on more than two such boards at the same time.

Section 2. Compensation.

(a) Annual Salary. As compensation for his services hereunder, during the Term the Company shall pay to Clarke a salary of Four Hundred and Ten Thousand Dollars ($410,000) per annum, payable in accordance with the Company’s standard payroll policies, and less all applicable federal, state and local withholding taxes (the “Annual Salary”). The Annual Salary shall be reviewed at least annually during the Term, and may be increased in the sole discretion of the Committee, taking into consideration both the Company’s and Clarke’s performance during the preceding year.

(b) Annual Bonus. Except as set forth in Section 4 hereof, in addition to the Annual Salary, Clarke shall be entitled to receive an additional cash bonus opportunity for his employment during calendar year 2007 (as previously established in accordance with the terms of the Agreement for Grant of Cash Performance Award granted to Clarke on May 15, 2007 under the 2007 Performance Incentive Plan (the “2007 Plan”), as well as Annual Bonus opportunities in each subsequent calendar year during the Term in accordance with the bonus plan for senior management of the Company (the “Bonus Plan”) with an annualized target bonus of 75% of his Annual Salary, and upon such terms as are established at the sole discretion of the Committee (the amount earned under such bonus opportunity referred to herein as the “Annual Bonus”).

(c) Long-term Equity Incentive Compensation. The Company shall annually grant to Clarke on or about January 1 of each year of his employment during the Term long-term equity incentive compensation opportunities in such form as the Committee may reasonably determine having a grant date economic value of not less than three hundred thousand dollars ($300,000), as determined by the Committee in its sole discretion (the “New LTIs”).

In the event such long-term equity incentive compensation award is provided in a form other than stock options, stock appreciation rights or restricted stock, payment of such award shall be paid on or within sixty (60) days after the vesting of the award.

Notwithstanding any other provision hereof, following the termination of Clarke’s employment by the Company without Cause, a voluntary termination by Clarke for Good Reason, upon the expiration of this Employment Agreement as a result of the Company delivering notice of non-renewal pursuant to Section 1(a), or the upon the occurrence of a Change of Control (as defined in the 2007 Plan) prior to the termination of Clarke’s employment hereunder for any reason, the then unvested portion of the New LTIs will immediately become vested. The New LTIs shall also have such other terms not inconsistent with the foregoing as shall be determined by the Company and set forth in a grant agreement.

Section 3. Benefits; Expense Reimbursement.

During the Term, Clarke shall participate in any group insurance, accident, sickness and hospitalization insurance, and any other employee benefit plans of the Company in effect during the Term and available to the Company’s executive officers. Without limiting the generality of the foregoing, during the Term, the Company will provide Clarke at its expense with a term life insurance policy with a death benefit equal to two (2) times Clarke’s Annual Salary, the beneficiary to be named by Clarke; provided that the Company shall not be required to incur annual expense in excess of $5,000 in connection with such term life insurance policy. During the Term, Clarke shall annually receive a physical exam at a distinguished medical facility (such as the Mayo Clinic or the Cleveland Clinic). All reasonable expenses associated with these annual physicals (including travel) shall be paid by the Company.

Clarke shall have the right to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties hereunder. In addition, during each year of the Term, Clarke shall be entitled to five (5) weeks of paid vacation.

Section 4. Employment Termination.

(a) At any time during the Term, and except as otherwise provided in Sections 4(b) and 4(c) hereof, the Company shall only have the right to terminate this Employment Agreement and Clarke’s employment with the Company hereunder, upon written notice to Clarke, in the event Clarke engages in conduct which constitutes “Cause.” For purposes of this Employment Agreement, Cause shall mean (i) Clarke’s willful misconduct in the performance of his obligations under this Employment Agreement or gross negligence in the performance of his obligations under this Employment Agreement, (ii) dishonesty or misappropriation by Clarke relating to the Company or any of its funds, properties, or other assets, (iii) inexcusable repeated or prolonged absence from work by Clarke (other than as a result of, or in connection with, a disability), (iv) any unauthorized disclosure by Clarke of confidential or proprietary information of the Company which is reasonably likely to result in material harm to the Company, (v) a conviction of Clarke (including entry of a guilty or nolo contendere plea) involving fraud, dishonesty, or moral turpitude, or involving a violation of federal or state securities laws, or (vi) the failure by Clarke to attempt to perform faithfully his duties hereunder, or other material breach by Clarke of this Employment Agreement, and such failure or breach is not cured, to the extent cure is possible, by Clarke within thirty (30) days after written notice thereof from the Company to Clarke; provided, however, that no event or condition described in clauses (i), (ii), (iii), (iv) and (vi) shall constitute Cause unless (x) the Company first gives Clarke written notice of its intention to terminate his employment for Cause and the grounds for such termination no fewer than ten (10) days prior to the date of termination; and (y) Clarke is provided the opportunity to appear before the Board, with or without legal representation at his election to present arguments on his own behalf; provided further, however, that notwithstanding anything to the contrary in this Agreement and subject to the other terms of this proviso, the Company may take any and all actions, including without limitation suspension (but not without pay), it deems appropriate with respect to Clarke and his duties at the Company pending such appearance. No act or failure to act on Clarke’s part will be considered “willful” unless done, or omitted to be done, by Clarke not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. If this Employment Agreement and Clarke’s employment with the Company hereunder is terminated for Cause, or if Clarke voluntarily resigns from the Company without Good Reason during the Term or gives notice of non-renewal of this Employment Agreement as provided by Section 1(a), except as otherwise required by Section 27 hereof the Company shall pay Clarke (i) a lump sum amount within thirty (30) days of such termination, equal to the sum of (A) all earned but unpaid portions of the Annual Salary, (B) any earned but unpaid Annual Bonus for a previously completed fiscal year of the Company, (C) reimbursement for any unreimbursed business expenses incurred by Clarke prior to the date of termination or resignation (the “Termination Date”) subject to reimbursement pursuant to Section 3, and (D) payment for any unused vacation days through the Termination Date ((A) - (D) collectively the “Accrued Amounts”), and (ii) any other amounts or benefits (other than severance, termination or similar pay) required to be paid or provided by law or under any plan, program or policy of the Company (the “Accrued Benefits”) in accordance with the terms thereof, and following any such termination, Clarke shall not be entitled to receive any other compensation or benefits from the Company hereunder, including, without limitation, any portion of the Annual Bonus for the year in which he is terminated.

(b) This Employment Agreement and Clarke’s employment with the Company hereunder may also be terminated by the Company without Cause, or by Clarke upon the occurrence of an event constituting Good Reason. For purposes of this Employment Agreement, “Good Reason” shall mean (i) the failure of the Company to cure a material adverse change made by it in Clarke’s authority, functions, duties, or responsibilities in his position with the Company as provided in this Employment Agreement, or (ii) prior to a Change in Control, any adverse change in Clarke’s positions, titles or reporting responsibility (such that Clarke reports to a person other than the Board), or (iii) the assignment of duties to Clarke that are inconsistent with his position and status as Chairman and Chief Executive Officer, or (iv) a reduction in the Annual Salary during the Term, or (v) the failure of the Company to cure any other material breach of this Employment Agreement (as described below), or (vi) in connection with the occurrence of a Change of Control, there is a significant reduction of Clarke’s authority, duties or responsibilities relative to his authority, duties or responsibilities in effect immediately prior to such reduction; provided, however, that the foregoing provision shall not include a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, if Clarke is not appointed as Chief Executive Officer of the acquiring corporation, but continues to have a substantially similar level of responsibility over the affairs of the Company following such Change of Control), or (vii) Clarke’s relocation by the Company or a successor thereto to a location more than fifty (50) miles from either the Company’s current headquarters or Bridgewater, New Jersey; provided that in the case of (i) through (v) above, the Company has failed to cure the event constituting Good Reason within thirty (30) days following written notice thereof from Clarke. In the event that Clarke’s employment with the Company shall terminate during the Term on account of termination by the Company without Cause, or by Clarke with Good Reason, then the Company shall pay or provide to Clarke, as his sole and exclusive remedy hereunder, (A) the Accrued Amounts, (B) the Accrued Benefits, (C) a pro rata (based on the number of days employed in the year of termination or resignation) bonus for the fiscal year in which such termination or resignation occurs based on the average of the Annual Bonuses paid to Clarke for the two (2) years immediately preceding such termination or resignation (a “Pro Rated Bonus”), (D) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which Clarke would have been entitled if he had continued working for the Company for an additional twelve (12) month period following the Termination Date, (E) 100% of the Annual Salary to the same extent to which Clarke would have been entitled if he had continued working for the Company for an additional twelve (12) month period following the Termination Date, and (F) 50% of the Annual Salary to the same extent to which Clarke would have been entitled if he had continued working for the Company for the period, if any, commencing on the first anniversary of the Termination Date and ending on the last day of the Term. The Accrued Benefits shall be provided in accordance with their terms. Except as otherwise required by Section 27, the payments provided for in (A), (C), (E) and (F) above shall be made to Clarke in a lump sum payment within thirty (30) days following such termination or resignation; provided that the payments provided for in (E) and (F) shall be contingent upon Clarke’s continued compliance with Sections 5, 6, and 7 hereof (except that Clarke shall not be deemed for purposes of this Section 4(b) not to have been in compliance with Section 6 solely as a result of an unintentional and immaterial disclosure of confidential information) and Clarke shall be obligated to repay all such payments upon determination by the Board that Clarke has failed to comply as such with Sections 5, 6, or 7 hereof; and provided further that the benefits continuation provided for in (D) above shall terminate upon Clarke’s becoming eligible for corresponding benefits in connection with new employment.

(c) This Employment Agreement and Clarke’s employment with the Company hereunder shall terminate immediately and automatically upon (i) the death or Disability (as defined below) of Clarke or (ii) the expiration of the Term as a result of the Company giving notice to Clarke to terminate this Employment Agreement as provided by Section 1(a). For purposes of this Employment Agreement, “Disability” shall mean physical or mental incapacity of a nature which prevents Clarke, in the good faith judgment of the Company’s Board of Directors, from performing his duties under this Employment Agreement for a period of 90 consecutive days or 150 days during any year with each year under this Employment Agreement commencing on each anniversary of the date hereof. If this Employment Agreement and Clarke’s employment with the Company hereunder is terminated on account of (i) or (ii) above, then the Company shall pay Clarke, or his estate, conservator or designated beneficiary, as the case may be, an amount equal to (A) the Accrued Amounts, (B) the Accrued Benefits and (C) a Pro Rated Bonus, and following any such termination, neither Clarke, nor his estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive any other compensation or benefits from the Company hereunder, provided, however, that if Clarke’s employment is terminated on account of (ii) above, then the Company shall also pay or provide to Clarke (D) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which Clarke would have been entitled if he had continued working for the Company for an additional twelve (12) month period, and (E) the Annual Salary to the same extent to which Clarke would have been entitled if he had continued working for the Company for an additional twelve (12) month period. The Accrued Benefits shall be provided in accordance with their terms. Except as otherwise required by Section 27, the payments provided for in (A), (C) and (E) above shall be made in a lump sum payment within thirty (30) days following such termination; provided that the payments provided for in (E) shall be contingent upon Clarke’s continued compliance with Sections 5, 6, and 7 hereof (except that Clarke shall not be deemed for purposes of this Section 4(c) not to have been in compliance with Section 6 solely as a result of an unintentional and immaterial disclosure of confidential information) and Clarke shall be obligated to repay all such payments upon determination by the Board that Clarke has failed to comply as such with Sections 5, 6, or 7 hereof; and provided further that the benefits continuation provided for in (D) above shall terminate upon Clarke’s becoming eligible for corresponding benefits in connection with new employment.

(d) This Employment Agreement and Clarke’s employment with the Company hereunder shall terminate immediately and automatically upon the final and complete liquidation or dissolution of the Company or a final and complete shutdown of the business then conducted by the Company (each, a “Liquidation Event”). In the event that Clarke remains employed by the Company under this Employment Agreement until the time of any Liquidation Event, then the Company shall pay to Clarke upon such Liquidation Event, as his sole and exclusive remedy hereunder, an amount equal to his then-current Annual Salary, the Accrued Amounts and the Accrued Benefits, less any amounts required to be withheld by law.

(e) Upon the termination of this Employment Agreement pursuant to Section 4 hereof, the Company shall have no further obligations under this Employment Agreement; provided, (except for amounts and benefits payable in Section 2 thru 4 above) however, that Sections 5 through 27 hereof shall survive and remain in full force and effect.

Section 5. Non-Competition.

(a) Clarke hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Clarke’s employment with the Company, he will not engage in “Competition” with the Company. For purposes of this Employment Agreement, Competition by Clarke shall mean Clarke’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States, or in any other geographic area in which the Company operates or with respect to which the Company provides financial news and commentary coverage (or from which such other business or organization provides financial news and commentary coverage of the United States), which engages in a business that competes with any business in which the Company or any subsidiary is engaged (a “Competing Business”); provided, however, that, notwithstanding the foregoing, it shall not be a violation of this Section 5(a) for Clarke to (x) become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Clarke does not otherwise participate in the business of such corporation or (y) work in a non-competitive business of a company which is carrying on a Competing Business, the revenues of which represent less than 20% of the consolidated revenues of that company, or, as a result thereof, owning compensatory equity in that company.

(b) Clarke hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Clarke’s employment with the Company, he will not solicit for employment or hire, in any business enterprise or activity, any employee of the Company who was employed by the Company during the Term; provided, the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference upon request.

Section 6. Confidentiality; Intellectual Property.

(a) Except as otherwise provided in this Employment Agreement, at all times during and after the Term, i.e., indefinitely from and after the Commencement Date, Clarke shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company, and shall use such confidential information only in furtherance of the performance by him of his duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company’s interests. For purposes of this Employment Agreement, “confidential information” shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s current business or future business contemplated during the Term, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become generally available to the public or is generally known in the relevant trade or industry other than as a result of an improper disclosure by Clarke, or (b) was available to or became known to Clarke prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality to the Company), and Clarke shall not disclose such confidential information to any Person other than the Company, except with the prior written consent of the Company, as may be required by law or court or administrative order (in which event Clarke shall so notify the Company as promptly as practicable), or in performance of his duties hereunder. Further, this Section 6(a) shall not prevent Clarke from disclosing Confidential Information in connection with any litigation, arbitration or mediation to enforce this Employment Agreement, provided that such disclosure is necessary for Clarke to assert any claim or defense in such proceeding.

(b) Upon termination of the Term for any reason, Clarke shall return to the Company all copies, reproductions and summaries of confidential information in his possession and erase the same from all media in his possession, and, if the Company so requests, shall certify in writing that he has done so. All confidential information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party); provided, Clarke shall be entitled to retain copies of (i) information showing his compensation or relating to reimbursement of expenses, (ii) information that is required for the preparation of his personal income tax return, (iii) documents provided to him in his capacity as a participant in any employee benefit plan, policy or program of the Company and (iv) this Employment Agreement and any other agreement by and between him and the Company with regard to his employment or termination thereof.

(c) All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by Clarke during the Term, and all business opportunities presented to Clarke during the Term, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and Clarke shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Employment Agreement, (x) the term “Intellectual Property” means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (y) the term “Technology” means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.

Section 7. Non-Disparagement.

During the Term and indefinitely thereafter, neither party shall make any statements, written or oral, to any third party which disparage, criticize, discredit or otherwise operate to the detriment of Clarke or the Company, its present or former officers, shareholders, directors and employees and their respective business reputation and/or goodwill, provided, however, that nothing in this Section 7 shall prohibit either party from (i) making any truthful statements or disclosures required by applicable law or regulation or (ii) taking any action to enforce its rights under this Employment Agreement or any other agreement in effect between the parties.

Section 8. Covenants Reasonable.

The parties acknowledge that the restrictions contained in Sections 5, 6, and 7 hereof are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions could cause substantial injury to the Company and that the Company would not have entered into this Employment Agreement, without receiving the additional consideration offered by Clarke in binding himself to any of these restrictions. In the event of a breach or threatened breach by Clarke of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Clarke from such breach or threatened breach; provided however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

Section 9. No Third Party Beneficiary.

This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns (including, without limitation, Clarke’s estate following his death). “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

Section 10. Notices.

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

Section 11. Representations.

The Company hereby represents and warrants that the execution and delivery of this Employment Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

Section 12. Amendment.

This Employment Agreement may be amended only by a written agreement signed by the parties hereto.

Section 13. Binding Effect.

The rights and duties under this Employment Agreement are not assignable by Clarke other than as a result of his death. None of Clarke’s rights under this Employment Agreement shall be subject to any encumbrances or the claims of Clarke’s creditors. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company (provided that a successor by way of acquisition of assets shall have undertaken in writing to assume the obligations of the Company hereunder).

Section 14. Governing Law.

This Employment Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions.

Section 15. Severability.

If any provision of this Employment Agreement, including those contained in Sections 5, 6, and 7 hereof, shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Employment Agreement, including those contained in Sections 5, 6, and 7 hereof, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

Section 16. Execution in Counterparts.

This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 17. Entire Agreement.

This Employment Agreement, together with the award agreements entered into by and between Clarke and the Company with respect to outstanding incentive awards and incentive awards granted after the date hereof, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, including, but not limited to, the Prior Employment Agreement, between the parties with respect to the subject matter hereof and thereof.

Section 18. Titles and Headings.

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.

Section 19. Conflicts of Interest.

Clarke specifically covenants, warrants and represents to the Company that he has the full, complete and entire right and authority to enter into this Employment Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other entity or other Person which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to this Employment Agreement, that he is not in possession of any document or other tangible property of any other Person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to his Employment Agreement, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities to the Company pursuant to this Employment Agreement.

Section 20. Consent to Jurisdiction.

Clarke hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York in any action or proceeding to enforce the provisions of this Employment Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

Section 21. Indemnification.

The Company agrees that if Clarke is or is made a party, or is threatened to be made a party, to any action, suit or proceeding (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another entity, Clarke shall be fully indemnified and held harmless by the Company to the fullest extent permitted by law against all cost, expense, liability and loss reasonably incurred or suffered by Clarke in connection therewith, and such indemnification shall continue after termination of Clarke’s employment with respect to acts or omissions which occurred prior to his termination of employment and which occur after his termination of employment pursuant to this Section 21, and shall inure to the benefit of Clarke’s heirs, executors and administrators. To the fullest extent allowed by law, the Company shall advance to Clarke all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Clarke to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

Section 22. Liability Insurance.

The Company shall cover Clarke under directors and officers liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company generally provides to its other senior executive officers and directors. This provision shall in all events survive any termination of this Employment Agreement.

Section 23. No Duty to Mitigate.

Clarke shall have no duty to mitigate or off-set any amounts payable by the Company to Clarke hereunder.

Section 24. Release.

As a condition to the obligation of the Company to make the payments provided for in this Employment Agreement and otherwise perform its obligations hereunder to Clarke upon termination of Clarke’s employment (other than due to his death), Clarke or his legal representatives shall deliver to the Company a written release, substantially in the form attached hereto as Exhibit A, and the time for revocation of such release shall have expired, no later than thirty (30) days following termination of Clarke’s employment; provided, however, that such release shall be conditioned on the receipt from the Company of a release of Clarke, provided that such release from the Company shall not be such a condition and shall be null and void and of no force or effect in the event of any act or omission by Clarke that could constitute the basis for termination for Cause or that could be a crime of any kind.

Section 25.

[Intentionally left blank.]

Section 26. Forfeiture of Compensation.

If the Company is required to restate its financial statements and the Board, in its sole discretion, determines that (i) the need for the restatement was caused by fraud or misconduct, (ii) the payment of or entitlement to payment of Clarke’s Annual Bonus and/or long-term cash or equity incentives was based on the achievement of financial results that were subsequently restated, (iii) a smaller or no payment would have been made to Clarke had the financial results been properly reported, and (iv) it is appropriate that the Company recoup all or a portion of the amounts described in clause (ii), then Clarke shall be required to repay to the Company or shall forfeit, as the case may be, such portion of the amounts described in clause (ii) and/or profits realized on the sale by Clarke, during the 12-month period after public issuance of the incorrect financial statements, of Company securities issued as equity incentives as the Board, in its sole discretion, shall determine. In addition to any other remedy available to the Company under applicable law, the Company shall have the right to offset any other amounts payable to Clarke, under this Employment Agreement or otherwise, by the amount of any required repayment by Clarke which has not been repaid.

Section 27. Section 409A.

(a) Notwithstanding any provision of this Employment Agreement to the contrary, if Clarke is a “specified employee” as determined by the Board or the Committee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder (“Section 409A”), Clarke shall not be entitled to any payments of amounts which constitute deferred compensation within the meaning of Section 409A upon a termination of his employment until the earlier of (i) the date which is six months after his termination of employment for any reason other than death (except that during such six (6) month period Clarke may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9) or that constitute a short-term deferral within the meaning of Section 409A), or (ii) the date of his death.

(b) If any provision of this Employment Agreement or of any award of compensation, including equity compensation or benefits would cause Clarke to incur any additional tax or interest under Section 409A, the parties agree to negotiate in good faith to reform such provision in such manner as to maintain, to the maximum extent practicable, the original intent and economic terms of the applicable provision without violating the provisions of Section 409A.

(c) Notwithstanding any provision of this Employment Agreement to the contrary, to the extent any compensation or award which constitute deferred compensation within the meaning of Section 409A shall vest upon the occurrence of a Change of Control and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Corporation within the meaning of Section 409A, then notwithstanding such vesting payment will be made to Clarke on the earliest of (i) Clarke’s “separation from service” with the Company (determined in accordance with Section 409A) (or, if Clarke is a specified employee within the meaning of Section 409A, such later date as provided in paragraph (a) of this Section 27), (ii) the date payment otherwise would have been made, or (iii) Clarke’s death.

          IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

/s/ Thomas J. Clarke, Jr.
Thomas J. Clarke, Jr.
6 Arrowsmith Drive
Bridgewater, New Jersey 00807

THESTREET.COM. INC.

By:	/s/ William Gruver
Name: William Gruver
Title: Director, Chairman of the Compensation Committee

Address:	14 Wall Street
15th Floor
New York, NY 10005
Telephone No.: (212) 321-5000
Telecopy No.: (212) 321-5013

EXHIBIT A

Form of Release

This Release (this “Release”) is entered into by Thomas J. Clarke, Jr. (“Clarke”) and TheStreet.com, Inc., a Delaware corporation (the “Company”), effective as of [DATE] (the “Effective Date”).

In consideration of the promises set forth in the Employment Agreement between Clarke and the Company, dated as of September , 2007 (the “Employment Agreement”), Clarke and the Company agree as follows:

1. General Releases and Waivers of Claims.

(a)  Clarke’s Release of Company. In consideration of the payments and benefits provided to Clarke under the Employment Agreement and after consultation with counsel, Clarke and each of his respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Clarke Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Clarke Parties may have, or in the future may possess, arising out of any aspect of Clarke’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof; provided, however, that Clarke does not release, discharge or waive (i) any rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by Clarke of this Release, (ii) any right Clarke may have to enforce this Release or the Employment Agreement, (iii) Clarke’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, with respect to any liability he incurred or might incur as an employee, officer or director of the Company, including, without limitation, pursuant to Section 22 of the Employment Agreement, or (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974.

(b) Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Clarke under the Employment Agreement, the Clarke Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Clarke Parties may have as of the date Clarke signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, Clarke hereby acknowledges and confirms the following: (i) Clarke was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to him the terms of this Release, including, without limitation, the terms relating to his release of claims arising under ADEA, and Clarke has in fact consulted with an attorney; (ii) Clarke was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) Clarke knowingly and voluntarily accepts the terms of this Release. Clarke also understands that he has seven (7) days following the date on which he signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)  Company’s Release of Executive. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Clarke Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of Clarke’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof, excepting any Claim which would constitute or result from conduct by Clarke that could constitute the basis for termination for Cause under the Employment Agreement or could be a crime of any kind. Anything to the contrary notwithstanding in this Release, nothing herein shall release Clarke or any other Executive Party from any Claims based on any right the Company may have to enforce this Release or the Employment Agreement.

(d)  No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Release.

2. Proceedings. Neither Clarke nor the Company have filed, any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to Clarke’s employment or the termination thereof (each, individually, a “Proceeding”).

3. Remedies.

(a)  In the event Clarke initiates or voluntarily participates in any Proceeding involving any of the matters waived or released in this Release, or if he fails to abide by any of the terms of this Release, or if he revokes the ADEA release contained in Paragraph 1(b) of this Release within the seven-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him, and terminate any benefits or payments that are due, pursuant to the termination provisions of the Employment Agreement, without waiving the release granted herein. In addition, in the event that the Board of Directors of the Company determines that Clarke has failed to comply with Sections 5, 6, and/or 7 of the Employment Agreement (other than as a result of an unintentional and immaterial disclosure of confidential information), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him pursuant to Sections 4(b)(D), (E) and (F) or Section 4(c)(D) and (E) of the Employment Agreement, without waiving the release granted herein. Clarke acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Clarke acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Clarke from breaching his post-termination obligations under the Employment Agreement or his obligations hereunder. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

2

(b)  Clarke understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

(c)  The Company acknowledges and agrees that the remedy at law available to Clarke for breach of any of its post-termination obligations under the Employment Agreement or its obligations hereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that Clarke may have at law or in equity, Clarke shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its post-termination obligations under the Employment Agreement or its obligations hereunder. Such injunctive relief in any court shall be available to Clarke, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(d)  The Company understands that by entering into this Release it will be limiting the availability of certain remedies that it may have against Clarke and limiting also its ability to pursue certain claims against Clarke.

4. Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

5. Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Clarke.

6. Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the New York applicable to contracts executed in and to be performed in that State.

3

7. Notices. All notices or communications hereunder shall be made in accordance with Section 10 of the Employment Agreement:

CLARKE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.

/s/ Thomas J. Clarke, Jr.
Thomas J. Clarke, Jr.

THESTREET.COM. INC.

By:

4